Exhibit 10.1
September 10, 2007
Mr. James B. Davis
C/o Goodrich Petroleum Corporation
808 Travis, Suite 1320
Houston, Texas 77002

Re:	Resignation Package
Dear Jim,
          This will confirm that Goodrich Petroleum Corporation and Goodrich Petroleum Company, L.L.C. (collectively the “Company”) is agreeable to offering you a special resignation package in connection with the cessation of your employment. If you sign this letter, the package as set forth below would be in lieu of, and completely supersede, any other payments, agreements and all other terms for which you may be entitled to in connection with employment at the Company. Set forth below are the terms of the package which the Company is offering you:
          1. Resignation Date: Your resignation date was August 30, 2007, and you will receive your salary and benefits through August 30, 2007. On your resignation date, you have ceased to perform any duties as an employee or officer of the Company, however, your employment will not terminate until September 12, 2007. You agree that no compensation, benefits or any other payments or obligations shall be owed by the Company to you and that the Company’s sole remaining obligations to you are set forth in this letter. Upon your resignation date, you shall be deemed to have relinquished all your corporate officer positions.
          2. Final Paycheck/Company Property. You will receive your final paycheck on September 12, 2007, which will include all unpaid salary and vacation days through August 30, 2007. You will return all Company property and documents in your possession (except your blackberry, which will be kept in lieu of your final expense report) on or before August 30, 2007.
          3. Stock Options and Restricted Stock. During the term of your employment with the Company, you were granted stock options to purchase shares of the Company’s common stock, as well as granted shares of restricted stock. Such grants were made pursuant and subject to the terms and conditions of the “1995 Stock Option Plan”, any approved amendments to the 1995 Plan and “2006 Long Term Incentive Plan”, as adopted by Goodrich Petroleum Corporation. A copy(s) of these Plans has been previously provided to you. As part of this agreement and as of the date of resignation, the Company agrees to accelerate the vesting, as of your last date of official employment, September 12, 2007, on 16,667 stock options and 7,800 shares of restricted stock as shown on Exhibits “A” and “B”. The acceleration of the vesting shall be made pursuant to the appropriate Plan. A schedule showing the options and restricted stock which will be subject to the accelerated vesting, including the grant amount, grant year and option pricing is attached hereto as Exhibit “B”. All other shares of restricted stock or stock options which have previously been granted to you but have not yet vested and are not included in Exhibit “B” under “Shares to be Vested” will expire immediately. The vested stock options identified in Exhibit “B” shall be exercisable for the period of time as specified in, and pursuant to the terms and conditions of, the respective Plans. The Stock Option Agreement associated with your vested stock options shall be amended to change the requirement under paragraph 3 (c) to reflect that the options may be exercised by you at any time prior to the expiration date, versus as it is currently written, requiring the option to be exercised during the period of three months following termination of your employment. Unvested options shall terminate in accordance with the Plans. You acknowledge and agree that except as set forth in this Paragraph, and except for shares of common stock owned of record or beneficially as previously reported to the SEC, you are not entitled to, nor shall you make any claim for, any other equity interest in the Company of any type whatsoever, including but not limited to, any other stock option, any shares of any class or series of capital stock in Company, or any security of the Company. Notwithstanding the foregoing, the modifications of your restricted stock and options awards pursuant to this paragraph 3, including the acceleration of vesting of your restricted stock and options, shall be conditioned upon receipt by the Company of the executed Waiver and Release and the expiration of your seven-day review period contemplated in paragraph 11 of this letter without revocation by you.
          4. No Other Payments or Benefits. Except as set forth above in this letter and except for the continuation of health insurance benefits (medical, dental and vision) through the second anniversary date of your resignation date, all compensation and benefits (including but not limited to, vacation pay, incentive bonus, automobile allowance, and reimbursement of expenses) from the Company will cease effective September 12, 2007 . However, nothing in this agreement or the release below shall constitute a waiver of any benefits which are already vested and entitled as of September 12, 2007 and you shall remain fully entitled to any and all such benefits in accordance with the terms of the applicable plan. Also, nothing in this agreement shall constitute a waiver of any right you may have to file for unemployment benefits.
          5. Waiver and Release. You agree to waive and release the Company, and each of its affiliated or related entities, parent or subsidiary corporations, predecessors or successors, shareholders, directors, officers, employees, attorneys or agents, from all known and unknown claims, now and in the future, agreements or complaints of any nature whatsoever including, but not limited to, any claim arising out of your employment or your resignation, any agreement between you and the Company, or any federal, state or governmental statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, and any other applicable laws of the State of Texas or the United States.
As a further condition to your receiving this package, you agree that on or before September 12, 2007, you will execute the Waiver and Release form attached hereto as Exhibit “C”.
          6. Covenant Not to Disclose, Etc., Obligations. From the date this agreement is signed through September 11, 2008, you agree to fully comply with the following confidentiality, no disparagement, and covenant not to disclose provisions:

(a) You acknowledge and agree that (i) by reason of your position with the Company, you have been given access to information, designs, plans, computer software and programs, trade secrets, customer lists, marketing plans, strategies, policies and procedures, as well as other confidential materials and information; and (ii) the foregoing constitute trade secrets and/or confidential, proprietary information respecting the business operations of the Company. As such, you agree not to, directly or indirectly, disclose to any third party or use for the benefit of anyone other than the Company, or use for your own benefit or purposes, any such confidential, proprietary information without the prior written approval of the Company’s Chairman of the Board or Chief Executive Officer. You agree to return all documents and writings of any kind, including both originals and copies, whether developed by you or others, within your custody, possession or control, which contain any non-public information which in any way relates or refers to the Company or Goodrich Petroleum Corporation and its subsidiaries.
(b) You agree not to make any disparaging comments about the Company, Goodrich Petroleum Corporation and its subsidiaries, or its/their officers or directors to any person inside or outside the Company, including but not limited to, current and former employees. The Company agrees to not make any disparaging comments about you to any person inside or outside the Company, including but not limited to, current and former employees. Violation of this agreement will subject the guilty party to legal action by the other.
          7. Assistance in Legal Actions. In the event the Company is or becomes involved in any legal action relating to events which occurred while you were rendering services to the Company or about which you possess any information, you agree to assist, subject to your “reasonable availability”, in the preparation, prosecution or defense of any case involving the Company, including without limitation, executing truthful declarations or documents or providing information requested by the Company and attending and/or testifying truthfully at deposition or at trial without the necessity of a subpoena or compensation. All reasonable travel expenses incurred by you in rendering such assistance will be reimbursed by the Company.
          8. Agreement Effective Notwithstanding Subsequent Discovery of Different Information. Both you and the Company acknowledge and agree that either party may hereafter discover facts different from or in addition to those now known or believed to be true with respect to the claims, suits, rights, actions, complaints, agreements, contracts, causes of action, and liabilities of any nature whatsoever that are the subject of the release set forth in this letter, and both you and the Company expressly agree that this letter shall be and remain effective in all respects regardless of such additional or different facts.
          9. No Admission of Liability/Confidentiality. Nothing contained in this letter, or the fact that either you or the Company has signed this letter, shall be considered an admission of any liability or wrongdoing whatsoever by you or the Company. Should any portion of this letter be declared void or unenforceable, such portion shall be considered severable from the remainder, the validity of which shall remain unaffected. You agree that you will keep the terms and separation payments and benefits of this agreement strictly confidential, and that you will only disclose such information to your attorney, accountant, immediate family, or tax advisors.
          10. Entire Agreement/Arbitration. This letter contains the entire agreement between you and the Company regarding these issues, and is in replacement of any prior severance agreements you may have, and no modification to this letter shall be valid unless set forth in writing and signed by both you and me. Any dispute regarding the terms of this letter or any aspect of your employment or its termination shall be settled by final and binding arbitration in Harris County, Texas, in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, as the exclusive remedy for resolving such dispute.
          11. Review Period. So that you can review this agreement as you deem appropriate, the Company also advises you as follows: (i) this agreement does not waive rights or claims that may arise after it is executed by you; (ii) you have seven days after you sign it to revoke it by written notice to Walter G. Goodrich; and (iii) you should consult with an attorney if you desire before executing this agreement. In the event of your revocation of this letter agreement or the Waiver and Release, all provisions of this letter agreement shall cease to be in force and effect and all benefits granted to you hereunder shall be terminated. By your execution of this letter agreement, you acknowledge that we have offered you up to twenty-one days to consider your entry into this letter agreement.
          If the terms of the resignation package as set forth above are acceptable to you, please date and sign this letter below, and then return the signed original to me. If you have any questions regarding the separation package, or any aspect of your employment, do not hesitate to contact me personally.
          This agreement is subject to approval by the Company’s Board of Directors. Said approval will be granted within 48 hours upon execution by both parties or the agreement shall become null and void.

Sincerely, Walter G. Goodrich Vice-Chairman & CEO

ACCEPTED AND AGREED:		Goodrich Petroleum Corporation and Goodrich Petroleum Company, L.L.C.

By:	/s/ James B. Davis	By:	/s/ Walter G. Goodrich

	James B. Davis		Walter G. Goodrich Vice-Chairman & CEO

Dated: 9-10, 2007.		Dated: 9-10, 2007.

Exhibit “A”
GOODRICH PETROLEUM CORPORATION
AMENDMENT TO RESTRICTED STOCK AND STOCK OPTION AGREEMENTS
          THIS AMENDMENT TO RESTRICTED STOCK AND STOCK OPTION AGREEMENTS is dated the 30th day of August, 2007, by and between Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), and James B. Davis (the “Grantee”);
          WHEREAS, the Company and Grantee have entered into Restricted Stock and Stock Option Agreement (collectively, the “Agreements”) pursuant to the provisions of the Company’s 1995 Stock Option Plan and the 2006 Long Term Incentive Plan (collectively, the “Plans”);
          WHEREAS, the Company and Grantee believe that it is in their respective best interests to amend the Agreement as hereinafter set forth;
          NOW, THEREFORE, it is hereby agreed:
          1. Amendment to Vesting Schedule. The installment of the vesting schedule for 10,166 shares of restricted stock due to vest in December of 2007, 2008 and 2009 (as shown in the Company’s latest proxy) is hereby amended to provide that 7,800 of such 10,166 shares shall become vested on September 12, 2007 and the remaining shares not yet vested shall be cancelled, with no right to future vesting. The installment of the vesting schedule for 16,667 stock options due to vest on December 6, 2007 at an option price of $23.39 per share is hereby amended to provide that all of such 16,667 stock options shall become vested on September 12, 2007 and the remaining stock options shall be cancelled, with no right to future vesting. In addition, paragraph 3 (c) of the Stock Option Agreement associated with the stock options is hereby amended to provide that the vested options may be exercised by Grantee at any time prior to the expiration date, versus as it is currently written, requiring the option to be exercised during the period of three months following termination of Grantee’s employment.
          All other restricted stock and stock options other than that which is accelerated herein shall be cancelled if not previously vested.
          2. Counterparts. This Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
          3. Continuing Effect of Agreement. Except as herein amended, the Agreement shall remain in full force and effect; provided that this amendment shall be effective only upon satisfaction of the conditions specified in that certain letter agreement dated September 10, 2007 between the Company and the Grantee.

          4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

GOODRICH PETROLEUM CORPORATION.
By:	/s/ Walter G. Goodrich
Walter G. Goodrich
Vice-Chairman and Chief Executive Officer

GRANTEE
/s/ James B. Davis
James B. Davis

Restricted Stock (“RS”) and Stock Options (“SO”)

Restricted	Grant		“Shares to be
Stock Grants	Date	Shares	Vested”	Option Price

See Proxy	See Proxy	2,000 Shares,	7,800 Shares
5,500 Shares,
2,666 Shares

Stock Option Grants

2006 Grants	12/6/05	50,000 Options	16,667 Options	$23.39/share
Exhibit “B”

Waiver and Release
          For full and valuable consideration, James B. Davis (“Davis”) and Goodrich Petroleum Corporation and Goodrich Petroleum Company, L.L.C. (collectively the “Company”) hereby agree to the following waiver and release provision relating to Davis’ employment with the Company:
Davis agrees to waive and release the Company, and each of its affiliated or related entities, parent or subsidiary corporations, predecessors or successors, shareholders, directors, officers, employees, attorneys or agents, and the Company agrees to waive and release Davis, from all known and unknown claims, agreements or complaints of any nature whatsoever including, but not limited to, any claim arising out of Davis’ employment or his resignation, any agreement between Davis and the Company and any federal, state or governmental statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act and the Americans With Disabilities Act does not waive or release any claim by Davis for unemployment benefits. This Waiver and Release includes a waiver of any rights Davis and the Company may have under Texas Civil Code, or any similar statute or law of any other state, regarding the waiver of unknown claims.

Dated: 9-10 , 2007
/s/ James B. Davis
James B. Davis

“Company”

GOODRICH PETROLEUM COMPORATION
	By:	/s/ Walter G. Goodrich
Walter G. Goodrich
Vice-Chairman and Chief Executive Officer
Exhibit “C”